UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 12, 2014

UNISYS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8729	38-0387840
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Lakeview Drive, Suite 100

Blue Bell, Pennsylvania 19422

(Address of Principal Executive Offices) (Zip Code)

(215) 986-4011

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Unisys Corporation (“Unisys” or the “Company”) has elected Peter A. Altabef as member of the Board of Directors of the Company and as the Company’s President and Chief Executive Officer effective January 1, 2015. Mr. Altabef, age 55, was the President and Chief Executive Officer, and a member of the board of directors, of MICROS Systems, Inc. from 2013 through September 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. Mr. Altabef previously served as President and Chief Executive Officer of Perot Systems from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the Board of Managers of Merit Energy Company, LLC, and the Advisory Board of Petrus Trust Company, L.T.A. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013.

Janet B. Haugen, who has served as interim Chief Executive Officer since December 2, 2014, will cease serving in such role effective January 1, 2015, and will continue in her role as Senior Vice President and Chief Financial Officer.

Paul E. Weaver, who has been serving as the interim Chairman of the Board, has been elected non-executive Chairman of the Board effective January 1, 2015.

The Company and Mr. Altabef have entered into a letter agreement covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer effective as of January 1, 2015. The letter agreement provides for an annual base salary of not less than $972,000 per year and eligibility to earn an annual bonus, with a target bonus opportunity not less than 125% of his annual base salary. Mr. Altabef is also eligible to receive equity and other long-term incentive awards under the Company’s long-term incentive plans in each year such awards are made to executive officers generally and to participate in the benefit programs generally made available to executive officers as in effect from time to time. During Mr. Altabef’s employment, he will be provided with the use of a company-paid apartment in the Philadelphia metropolitan area for business purposes.

Pursuant to the letter agreement, Mr. Altabef will receive a grant of 30,000 restricted stock units and a stock option grant to acquire 140,000 shares of Unisys common stock on January 5, 2015. The restricted stock units and the stock options will vest one-third per year beginning on the first anniversary of the date of grant. The stock option will have an exercise price equal to the fair market value of Unisys common stock on the date of grant and a five-year term. Pursuant to the letter agreement, he will also receive, within 120 days of January 1, 2015, a grant of 70,000 performance vesting restricted stock units. These restricted stock units will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that performance criteria, to be mutually agreed prior to the date of grant, are met, and subject to his continued employment on such date.

Under the letter agreement, if Mr. Altabef’s employment is terminated by the Company without “cause” or by Mr. Altabef for “good reason” (each as defined in the letter agreement) prior to a change of control of Unisys, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef, subject to his execution of a release of claims in favor of Unisys.

The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason.

The foregoing description of the letter agreement is qualified in its entirety by reference to the full text of the letter agreement, which is filed as Exhibit 10.1 hereto.

The Company and Mr. Altabef have also entered into an employment agreement covering the terms of Mr. Altabef’s employment following a change of control (the “Change of Control Agreement”), similar to the agreements in effect for other executive officers of the Company upon a change of control (as defined in such agreement). Upon a change of control, the letter agreement will be superseded other than with respect to the non-competition restriction which will continue to apply, and Mr. Altabef will only be entitled to compensation under the Change of Control Agreement. The Change of Control Agreement provides that in the event of a change of control the terms and conditions of Mr. Altabef’s employment will continue on substantially the same terms as prior to the change of control. If, following a change of control, the Company terminates Mr. Altabef’s employment without “cause” or Mr. Altabef terminates employment for “good reason” (each as defined in the Change of Control Agreement), he will be entitled to receive termination benefits as follows: a pro-rated bonus for the year in which the termination occurs (based on the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the bonus paid after the change of control (the “applicable bonus”), a lump sum payment equal to two and a half times the sum of (1) his annual base salary plus (2) the applicable bonus, outplacement services, continued health benefits for two years following the termination of employment and reimbursement therefore, and other benefits under the Company’s plans, including any rights in respect of equity awards. The Change of Control Agreement does not provide for any gross-up for any excise tax imposed on such payments by Section 4999 of the Internal Revenue Code; instead, the payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Altabef.

The foregoing description of the Change of Control Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.2 hereto.

On December 15, 2014, the Company entered into letter agreements providing for severance with Ronald S. Frankenfield, Senior Vice President, President, Enterprise Services, and Janet B. Haugen, Senior Vice President and Chief Financial Officer. The Company has also entered into substantially identical letter agreements with Quincy L. Allen, Senior Vice President, Chief Marketing and Strategy Officer; Gerald P. Kenney, Senior Vice President, General Counsel and Secretary; David A. Loeser, Senior Vice President, Worldwide Human Resources; Suresh V. Matthews, Senior Vice President and Chief Information Officer; Jeffrey E. Renzi, Senior Vice President, President, Global Sales; and M. Lazane Smith, Senior Vice President, Corporate Development.

Under the letter agreements, if any such executive officer’s employment is terminated by the Company without “cause” or by such executive officer for “good reason” (each as defined in the letter agreement), that executive officer will be entitled to receive an amount equal to the sum of (1) his or her annual base salary plus (2) his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each executive officer will also be entitled to continued medical, dental and vision coverage for up to one year following termination of employment, subject to payment of the monthly premium required under such plans for continuation coverage, which will be reimbursed by the Company in an amount equal to the monthly payment minus (1) the amount that the executive officer would have been required to pay for such coverage if the executive officer had been employed by the Company and (2) applicable deductions and withholdings. In addition, if an executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

The foregoing description of the letter agreements is qualified in its entirety by reference to the full text of the form of the letter agreements, which is filed as Exhibit 10.3 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are being filed herewith:

10.1	Letter Agreement, dated December 12, 2014, between Unisys Corporation and Peter Altabef

10.2	Employment Agreement, dated December 12, 2014, between Unisys Corporation and Peter Altabef

10.3	Form of letter agreement by and between Unisys Corporation and each of its executive officers who report directly to the Chief Executive Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNISYS CORPORATION

Date: December 16, 2014	By:	/s/ Janet B. Haugen

Janet B. Haugen
Senior Vice President and Chief Financial Officer